Exhibit 10.30A

Execution Version

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LICENSE AND COLLABORATION AGREEMENT

This LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of September 16, 2013 (the “Effective Date”) by and between Catalyst Biosciences, Inc., a Delaware corporation having a principal place of business at 260 Littlefield Avenue, South San Francisco, CA 94080 (“Catalyst”), and ISU Abxis, a Korean corporation having a principal place of business at Pangyo Global R&D Center, C Bldg, 5th Floor, 696-1 Sampyoung-dong, Bundang-gu, Sungnam, 463-400, Korea (“ISU”). ISU and Catalyst may each be referred to as a “Party” or collectively be referred to as the “Parties”.

RECITALS

WHEREAS, Catalyst owns or has rights to certain technology related to human Factor IX (“FIX”) and is willing to license such technology to ISU, and ISU desires to accept such license for the initial clinical and manufacturing development of products relating to FIX; and

WHEREAS, Catalyst and ISU desire to collaborate and leverage the respective Parties’ intellectual property and protein engineering, development and manufacturing expertise in the development and commercialization of products relating to FIX, in accordance with the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing premises and the mutual promises, covenants and conditions contained in this Agreement, the Parties agree as follows:

ARTICLE 1

DEFINITIONS

The terms in this Agreement with initial letters capitalized, whether used in the singular or the plural, shall have the meaning set forth below or, if not listed below, the meaning designated elsewhere in this Agreement (and derivative forms of them shall be interpreted accordingly). The terms “include,” “includes,” “including” and derivative forms of them shall be deemed followed by the phrase “without limitation” regardless of whether such phrase appears there (and with no implication being drawn from its inconsistent inclusion or non-inclusion).

1.1 “Acquiror” has the meaning set forth in Section 15.5.

1.2 “Affiliate” means, with respect to a Person, any Person that controls, is controlled by or is under common control with such first Person. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, fifty percent (50%) or more of the outstanding securities or other ownership interest of such Person. For the purposes of this Agreement, neither Party shall be considered an Affiliate of the other, and the Affiliates of each Party shall not be considered Affiliates of the other Party or of any of such other Party’s Affiliates.

1.3 “Applicable Laws” means all applicable laws, rules, and regulations, including without limitation any rules, regulations, guidelines or other requirements of the Regulatory Authorities or other governmental authorities, that may be in effect from time to time in any relevant legal jurisdiction.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.4 “Catalyst Know-How” means [* * *]. For clarity, Catalyst Know-How excludes Know-How contained within the Catalyst Patents.

1.5 “Catalyst Patent Rights” means [* * *]. Catalyst Patent Rights do not include Catalyst Know-How.

1.6 “Catalyst Technology” means the Catalyst Know-How and the Catalyst Patent Rights.

1.7 “Claims” has the meaning set forth in Section 11.1.

1.8 “Clinically Develop” or “Clinical Development” means all development activities which are directed to the preparation for, conduct of, and analysis of a clinical trial or study of the Product that relate to obtaining, maintaining or expanding Regulatory Approval of a Product, including, without limitation, as applicable, preclinical testing, toxicology, the examination of particular patient sub-populations within a given indication, and regulatory affairs (including preparation of Regulatory Filings).

1.9 “Commercialize” means to market, promote, sell, offer for sale and/or distribute.

1.10 “Commercially Reasonable Efforts” means, with respect to a Party’s obligations under this Agreement, the carrying out of such obligations with a level of effort and resources consistent with [* * *].

1.11 “Compound” means [* * *].

1.12 “Confidential Information” of a Party means any and all information disclosed by such Party to the other Party under this Agreement or under the Prior CDA, whether in oral, written, graphic or electronic form.

1.13 “Confirmation Testing” means [* * *].

1.14 “Control” means, with respect to any particular Know-How or Patent, that a Party (a) owns or (b) has a license (other than a license granted to such Party under this Agreement) to such Know-How or Patent and, in each case, has the ability to grant to the other Party access, a license, or a sublicense (as applicable) to the Know-How or Patent on the terms and conditions set forth in this Agreement without violating the terms of any then-existing agreement or other arrangement with any Third Party.

1.15 “Cover” means, with respect to a particular item and a particular Patent, that such Patent claims or covers, in any of the countries of manufacture, use, and/or sale, (a) the composition of such item, any of its ingredients or formulations or any product containing or that is made using such item (by virtue of such product containing or being made using such item); (b) a method of making or using any of the foregoing things referred to in (a); (c) an item used or

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

present in the manufacture of any of the foregoing things referred to in (a); and/or (d) the method by which such item was discovered or identified, or another item present during or used in such method.

1.16 “Develop” or “Development” means Clinical Development and Manufacturing Development; provided, however, that Development shall exclude Commercialization and the building of commercial inventory of a Product.

1.17 “Development Failure” means [* * *].

1.18 “Development Milestones” means [* * *].

1.19 “Development Plan” means the plan set forth on Schedule 1.19 [* * *].

1.20 “Dollar” or “$” means a USA dollar.

1.21 “Enabled Cell Lines” means [* * *].

1.22 “Executive Officer” means, with respect to Catalyst, its Chief Executive Officer, and with respect to ISU, its Chief Executive Officer.

1.23 “FD&C Act” means the USA Federal Food, Drug and Cosmetic Act, as amended.

1.24 “FDA” means the USA Food and Drug Administration or any successor entity.

1.25 “Field” means the treatment or prevention of all human diseases and/or therapeutic indications.

1.26 “First Commercial Sale” means, with respect to a Product, [* * *].

1.27 “Governmental Authority” means any multi-national, federal, state, local, municipal, provincial or other governmental authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court or other tribunal).

1.28 “IND” means (a) an Investigational New Drug Application as defined in the FD&C Act and applicable regulations promulgated thereunder by the FDA, or (b) the equivalent application to the equivalent agency in any other regulatory jurisdiction, the filing of which is necessary to initiate or conduct clinical testing of a pharmaceutical product in humans in such jurisdiction.

1.29 “Inventions” means any and all inventions conceived or reduced to practice by or on behalf of either Party or its Affiliates or sublicensees in the course of activities performed under the terms of this Agreement or contemplated by this Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.30 “Information” means ideas, inventions, discoveries, concepts, formulas, practices, procedures, processes, methods, knowledge, know-how, trade secrets, technology, designs, drawings, computer programs, skill, experience, documents, results, clinical and regulatory strategies, test data, including without limitation pharmacological, toxicological, non-clinical and clinical data, analytical and quality control data, manufacturing data and descriptions, Regulatory Materials, Patent and legal data, market data, financial data or descriptions, assay protocols, specifications, and the like, in written, electronic or other form, now known or hereafter developed, whether or not patentable.

1.31 “Internal Costs” mean [* * *].

1.32 “ISU Know-How” means all [* * *].

1.33 “ISU Patent Rights” means [* * *]. ISU Patent Rights do not include ISU Know-How.

1.34 “ISU Technology” means the ISU Know-How and the ISU Patents.

1.35 “Joint Steering Committee” or “JSC” means the committee formed by the Parties as described in Section 3.2.

1.36 “Korea” means the Republic of Korea

1.37 “Know-How” means all technical information and know-how, including inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, materials, methods, protocols and other technology applicable to formulations, compositions or products or to their manufacture, development, registration, use or marketing or processes for their manufacture, formulations containing them or compositions incorporating or comprising them, and including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical and analytical, safety, quality control, manufacturing, preclinical and clinical data, instructions, processes, formula, and expertise.

1.38 “Laws” means all laws, statutes, rules, regulations, ordinances and other pronouncements having the effect of law of any federal, national, multinational, state, provincial, county, city or other political subdivision, domestic or foreign.

1.39 “Lead Candidate” means [* * *].

1.40 “Licensing and Transfer Costs” shall mean [* * *].

1.41 “Manufacture” or “Manufacturing” means all manufacturing activities undertaken in support of clinical and commercial supply of Product, including without limitation assembly, sterilization, packaging, labeling, quality control and quality assurance, whether performed directly by a Party or indirectly through an Affiliate or Third Party.

1.42 “Manufacturing Costs” shall mean [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.43 “Manufacturing Development” means all development activities which are directed to the Manufacturing of the Product, including, without limitation, [* * *].

1.44 “Marketing, Sales & Distribution Expenses” shall mean [* * *].

1.45 “NDA” means a New Drug Application, as defined in the FD&C Act, as amended, and applicable regulations promulgated thereunder by the FDA, and the equivalent application to the equivalent Regulatory Authority in any other regulatory jurisdiction.

1.46 “Net Profit” shall mean the sum of Net Sales minus all of the following: [* * *].

(a) External costs shall be accounted for at the amount equal to amounts paid out to third parties. Catalyst is entitled to do all accounting hereunder in accordance with U.S. generally accepted accounting principles, consistently applied.

(b) If there is any overlap among different cost deduction categories used in the calculation of Net Sales and Net Profits, such individual costs, however, shall not be double-counted across multiple such deducted categories.

1.47 “Net Sales” means, with respect to any Product, the gross amounts invoiced by Catalyst or its Affiliates for the sale, transfer or other disposition of Product to unaffiliated Third Parties, less the following deductions to the extent reasonable and customary with respect to such sale, transfer or other disposition:

(a) reasonable cash, trade or quantity discounts, charge-back payments, and rebates actually granted to trade customers, managed health care organizations, pharmaceutical benefit managers, group purchasing organizations and national, state, or local government;

(b) credits, rebates or allowances actually allowed upon prompt payment or on account of claims, damaged goods, rejections or returns of such Product, including in connection with recalls;

(c) freight, postage, shipping, transportation and insurance charges, in each case actually allowed or paid for delivery of such Product, to the extent included in such invoice; and

(d) taxes (other than income taxes), duties, tariffs or other governmental charges levied on the sale of such Product, including VAT, exercises taxes and sales taxes, to the extent included in such invoice.

For purposes of determining Net Profits, a Product shall be deemed to be sold when consideration is received. Net Profits shall be accounted for in accordance with USA generally accepted accounting principles, consistently applied in such country in the Territory. For clarity, a particular deduction may only be accounted for once in the calculation of Net Profits.

1.48 “Patents” means, collectively, (a) pending patent applications (and patents issuing therefrom), issued patents, utility models and designs; and (b) reissues, substitutions,

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

confirmations, renewals, extensions, registrations, validations, re-examinations, additions, continuations, continued prosecution applications, continuations-in-part, divisionals, or any Supplementary Protection Certificates or restoration of patent terms of or to any patents, patent applications, utility models or designs, in each case being enforceable within the applicable territory.

1.49 “Person” means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

1.50 “Phase 1 Development Period” means the period of time starting as of the Effective Date and continuing until the earlier of (i) the completion of the Phase 1 Study or (ii) such time as Catalyst may enter into a licensing agreement under Section 2.5.

1.51 “Phase 1 Study” means the Phase 1 clinical study of up to twenty four (24) hemophilia patients according to the protocol attached in Schedule 1.51.

1.52 “Prior CDA” means that certain Nondisclosure Disclosure Agreement between the Parties dated December 21, 2012.

1.53 “Product” means any product containing [* * *].

1.54 “Product Marks” has the meaning set forth in Section 9.8.

1.55 “Registration Costs” shall mean [* * *].

1.56 “Regulatory Approval” means all approvals necessary for the commercial sale of a Product in the Field in a given country or regulatory jurisdiction, which may include satisfaction of all applicable regulatory and notification requirements, and shall be deemed to include any stockpiling by any Governmental Authority for civilian or military use, but which shall exclude any pricing and reimbursement approvals.

1.57 “Regulatory Authority” means, in a particular country or jurisdiction, any applicable Governmental Authority involved in granting Regulatory Approval in such country or jurisdiction.

1.58 “Regulatory Materials” means regulatory applications, submissions, notifications, communications, correspondence, registrations, Regulatory Approvals and/or other filings made to, received from or otherwise conducted with a Regulatory Authority in order to Develop, manufacture, market, sell or otherwise Commercialize a Product in a particular country or jurisdiction.

1.59 “Royalty Term” is defined in Section 8.4.

1.60 “Sublicensing Income” means [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

1.61 “Successful Phase I Study” means the completion of the Phase I Study showing the feasibility of dosing with a single injection every two weeks.

1.62 “Term” has the meaning set forth in Section 13.1.

1.63 “Territory” means the entire world; except, in the instance that ISU is granted an exclusive Commercialization license under Section 2.4, Territory shall mean the entire world except Korea.

1.64 “Third Party” means any Person not including the Parties or the Parties’ respective Affiliates.

1.65 “USA” means the United States of America, including all possessions and territories thereof.

1.66 “Valid Claim” means a claim of a Patent within the ISU Patent Rights or Catalyst Patent Rights, which claim is pending for no more than [* * *].

ARTICLE 2

LICENSES

2.1 License to ISU. Subject to the terms and conditions of this Agreement, Catalyst hereby grants to ISU during the Phase 1 Development Period, an exclusive, non-sublicensable, royalty-free license, under the Catalyst Technology, to conduct Clinical Development and Manufacturing Development and to Manufacture Products in the Field in the Territory. ISU shall not, and shall not permit any of its Affiliates to, use or practice any Catalyst Technology outside the scope of the license granted to it under this Section 2.1.

2.2 License to Catalyst. Subject to the terms and conditions of this Agreement, ISU hereby grants to Catalyst, after the Phase I Development Period, an exclusive, sublicenseable, royalty-bearing license, under the ISU Technology, to conduct Clinical Development and Manufacturing Development, to Manufacture and to Commercialize Products in the Field in the Territory. Catalyst shall not, and shall not permit any of its Affiliates or sublicensees to, use or practice any ISU Technology outside the scope of the license granted to it under this Section 2.1.

2.3 Third Party Licenses.

(a) The responsibility, necessity and handling of any Third Party license required as a result of the Development of the Product during the Phase 1 Development Period shall be agreed upon by the JSC. The corresponding costs shall be allocated as follows: [* * *].

(b) [* * *].

(c) [* * *].

2.4 Right of First Refusal. Subject to Section 8.1(b)(ii), if at any time during or after the Phase I Development Period, Catalyst desires to enter into a license agreement with any

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Third Party to license the Catalyst Technology to Commercialize any Product in the Field in Korea, prior to entering into any such license agreement, Catalyst shall first notify ISU (the date of such notice, the “ROFR Notice Date”). If ISU so elects and provides notice to Catalyst within [* * *] of the ROFR Notice Date, Catalyst will grant to ISU an exclusive, fully-paid up, royalty-free, license, with the right to sublicense, under the Catalyst Technology to Commercialize Products in the Field in Korea (at ISU’s cost and expense) and thereafter the definition of “Territory” shall exclude Korea. If ISU elects not to have Catalyst grant such license or fails to provide such notice to Catalyst within [* * *] of the ROFR Notice Date, except for royalty payment obligations under Section 8.2, Catalyst shall have no further obligation to ISU with respect to Commercialization rights for the Product in Korea for such territory. If ISU exercises its rights under this Section 2.4, (a) ISU shall use Commercially Reasonable Efforts to Commercialize Products in the Field in Korea and (b) [* * *].

2.5 Catalyst’s ability to License the Catalyst Technology During the Phase 1 Development Period. Notwithstanding the exclusive license granted to ISU under Section 2.1, at any time during the Phase 1 Development Period and thereafter, Catalyst may license the Catalyst Technology to conduct Development, to Manufacture and to Commercialize Products in the Field in at least two of the following major markets: the USA, the European Union or Asia (but subject to Section 2.4 with respect to Korea). In the event that Catalyst enters into a license agreement pursuant to the prior sentence, then the Phase 1 Development Period shall immediately end, the license granted to ISU under Section 2.1 shall terminate, ISU’s right of first refusal under Section 2.4 shall survive, [* * *]. Every [* * *] during the Phase 1 Development Period, Catalyst will provide a written report to the JLC describing Catalyst’s activities and progress related to licensing the Catalyst Technology for such applicable [* * *].

2.6 Retained Rights. Except as explicitly set forth in this Agreement, neither Party shall be deemed by estoppel or implication to have granted the other Party any other licenses or other rights to any intellectual property.

2.7 Joint Ownership of Catalyst Patent Rights in Korea. Within [* * *] of the Effective Date, Catalyst shall and hereby does assign to ISU an ownership interest in and to the Catalyst Patent Rights in Korea resulting in [* * *] Parties having [* * *] ownership rights, title and interests in the Catalyst Patent Rights in Korea. Notwithstanding the foregoing: (a) Subject to Section 2.4, unless and until an Event of Bankruptcy in which Catalyst is the Bankrupt Party or the termination of this Agreement by ISU pursuant to Section 13.2, ISU shall have no right to practice the Catalyst Patent Rights in Korea after the Phase 1 Development Period; (b) in the event that (i) Catalyst provides notice under Section 2.4 and ISU does not exercise its rights to enter into a license under Section 2.4 or (ii) this Agreement is terminated (other than by ISU pursuant to Section 13.2), ISU shall and hereby does assign to Catalyst all of its right, title and interest in and to the Catalyst Patent Rights in Korea; (c) ISU shall have no right to transfer or assign to any Third Party its rights in and to the Catalyst Patent Rights in Korea, unless and until this Agreement is terminated by ISU pursuant to Section 13.2); and (d) this Section 2.5 shall not effect each Parties rights and obligations under Sections 9.3 and 9.4 and, during the Term, Catalyst shall have sole and exclusive control over the prosecution and maintenance of all Catalyst Patent Rights in Korea existing prior to the Effective Date. In the event that ISU is required to assign to Catalyst its right, title and interest in and to the Catalyst Patent Rights in Korea pursuant to subsection (b) above, ISU shall execute such documents reasonably required to do so and, in the event that Catalyst is

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

unable, after reasonable notice to ISU, for any reason whatsoever, to secure ISU’s signature to any document ISU is required to execute pursuant to this Section 2.7, ISU hereby irrevocably designates and appoints Catalyst and its duly authorized officers and agents as ISU’s agents and attorneys-in-fact, to act for and on its behalf and instead of ISU, to execute and file any such documents and to do all other lawfully permitted acts to further the purposes of Section 2.7 with the same legal force and effect as if executed by ISU.

ARTICLE 3

GOVERNANCE

3.1 Joint Steering Committee.

(a) Formation and Role. Within [* * *] after the Effective Date, the Parties shall establish a Joint Steering Committee (the “Joint Steering Committee” or “JSC”) to facilitate the efficient and effective Clinical Development and Manufacturing Development of the Products and related intellectual property until the end of the Phase 1 Development Period . Specifically, the JSC will:

(i) coordinate and assist with the planning and execution of Development activities by each Party, which includes Clinical Development activities and Manufacturing Development activities by each Party;

(ii) review changes to the Development Plan, to confirm that any changes to the Development Plan are shall be consistent with the terms of this Agreement, and, consistent with Section 3.1(d)(iii); further, no changes to the Development Plan may be approved without mutual agreement of the Parties;

(iii) facilitate cooperation by the Parties in terms of the exchange of results, Information, Inventions, relating to or resulting from the Development activities under this Agreement during the Phase 1 Development Period (including, but not limited to, Manufacturing Information developed by ISU during the Phase 1 Development Period);

(iv) confer on matters relating to interactions with Regulatory Authorities; and

(v) determine, after evaluation of relevant data whether a Development Failure has occurred with respect to the Lead Candidate and, if so, selection of a replacement Compound for use as the Lead Candidate.

The purpose of the JSC is to facilitate and to assist the Parties, and the JSC shall not have the power to bind either of the Parties or to make any tactical or day-to-day operational decisions with respect to either Party’s activities under this Agreement. Subject to the decision making provisions of Section 3.1(d), any decisions by the JSC must be provided to both Parties and receive final approval by both Parties in order to be final and binding on the Parties.

(b) Members. Each Party shall initially appoint [* * *] representatives to the JSC, each of whom shall be a senior officer or an employee of the applicable Party. At all times, the JSC shall have an equal number of representatives from both Parties. The JSC may change its

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

size from time to time by mutual consent of its current members and by both Parties; [* * *]. Each Party may unilaterally replace its representatives at any time upon written notice to the other Party specifying the prior representative(s) and their replacement(s). Either Party may designate substitutes for its representatives at a meeting, for the purpose of a attendance at that meeting, if one (1) or more of such Party’s designated representatives is unable to be present at such meeting. The JSC shall have a chairperson, who shall be selected [* * *]. [* * *]. The term of each chairperson shall be one (1) year, and the term of each chair person shall be start on each anniversary of the Effective Date. The role of the chairperson shall be to convene and preside at the meeting of the JSC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JSC representatives.

(c) Meetings. The JSC shall meet at least [* * *] during the Phase 1 Development Period unless the Parties mutually agree in writing to a different frequency and schedule for such meetings. Either Party may also call a special meeting of the JSC (by videoconference or teleconference) by at least [* * *] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed prior to the next regularly scheduled meeting, and such Party shall provide the JSC no later than [* * *] prior to the special meeting with materials reasonably adequate to enable an informed decision by both Parties as suggested by the JSC. No later than [* * *] prior to any meeting of the JSC, the chairperson of the JSC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JSC may meet in person, by videoconference or by teleconference, provided however, at least one (1) meeting per calendar year shall be in person unless the Parties mutually agree in writing to waive such requirement in lieu of a videoconference or teleconference. In-person JSC meetings shall be held at locations alternately selected by Catalyst and by ISU. The chairperson of the JSC shall be responsible for preparing reasonably detailed written minutes of all JSC meetings. The JSC chairperson shall send draft meeting minutes to each member of the JSC for review and approval within [* * *] after each JSC meeting. Such minutes shall be deemed approved unless one or more members of the JSC object to the accuracy of such minutes within [* * *] of receipt.

(d) Decision-Making; Limitations on JSC. Except as otherwise expressly provided in this Agreement, decisions of the JSC shall be made [* * *], with each Party having collectively one (1) vote in all decisions. The JSC shall have only such powers as are specifically delegated to it in this Agreement and such powers shall be subject to the terms and conditions set forth in this Agreement. Without limiting the generality of the foregoing, the JSC shall have no power to amend, modify, or waive compliance with this Agreement. If the JSC is unable to reach a [* * *] decision on a matter that is within its decision-making authority within [* * *] after it has met and attempted to reach such decision, then either Party may submit such matter for resolution to the Executive Officers in accordance with Section 14.2. If the Executive Officers are unable to resolve the issue due to which a decision is not able to be rendered in accordance with Section 14.2, then Catalyst shall hold the decision-making authority provided such decision does not impact ISU financially in a materially adverse way, and Catalyst considers in good faith the comments and suggestions of ISU when exercising its decision making authority. Notwithstanding the foregoing, in the event a dispute related to a decision of the JSC has not been resolved as set forth above:

[* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(e) Termination of JSC. The JSC shall be terminated at the end of the Phase 1 Development Period.

3.2 Joint License Review Committee.

(a) Formation and Role. Within [* * *] after the Effective Date, the Parties shall establish a Joint License Committee (the “Joint License Review Committee” or “JLC”) to facilitate the efficient and effective review of the licensing or other strategic business partnering of Products. Specifically, the JLC will, to the extent permitted by confidentiality agreements entered into by Catalyst or ISU with third parties:

(i) review the proposed terms and conditions of the license agreements negotiated by and between Catalyst and its potential licensees;

(ii) review the proposed license terms and conditions to confirm that such terms and conditions are consistent with the terms of this Agreement; and

(iii) if ISU is granted exclusive rights to Commercialize Products in the Field in Korea pursuant to Section 2.4, review the proposed terms and conditions of the license agreements negotiated by and between ISU and its potential licensees.

The purpose of the JLC is to facilitate the global licensing of the Products. The JLC shall not have the power to bind either of the Parties or to make any tactical or day-to-day operational decisions with respect to either Party’s activities under this Agreement.

(b) Members. Each Party shall initially appoint [* * *] representatives to the JLC, each of whom shall be a senior officer or an employee of the applicable Party. At all times, the JLC shall have an equal number of members from both Parties. The JLC may change its size from time to time by mutual consent of its current members and by both Parties; however, at all times the JLC shall be comprised of equal members from each Party. Each Party may unilaterally replace its representatives at any time upon written notice to the other Party specifying the prior representative(s) and their replacement(s). Either Party may designate substitutes for its representatives at a meeting, for the purpose of attendance at that meeting, if one (1) or more of such Party’s designated representatives is unable to be present at such meeting. The JLC shall have a chairperson, who shall be selected by Catalyst. The role of the chairperson shall be to convene and preside at the meeting of the JLC and to ensure the preparation of meeting minutes, but the chairperson shall have no additional powers or rights beyond those held by other JLC representatives.

(c) Meetings. The JLC shall meet [* * *] as negotiations between Catalyst at Third Party advance to final term sheets and draft agreements are exchanged. The JLC shall meet [* * *] during the Term, until the JLC is terminated pursuant to Section 3.2(d). Either Party may also call a meeting of the JLC (by videoconference or teleconference) by at least [* * *] prior written notice to the other Party in the event such Party reasonably believes that a significant matter must be addressed, and such Party shall provide the JLC no later than [* * *] prior to the meeting with materials reasonably adequate to enable an informed decision by both Parties as

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

suggested by the JLC. No later than [* * *] prior to any meeting of the JLC, the chairperson of the JLC shall prepare and circulate an agenda for such meeting; provided, however, that either Party may propose additional topics to be included on such agenda, either prior to or in the course of such meeting. The JLC may meet in person, by videoconference or by teleconference.

(d) Termination of JLC. The JLC shall be terminated at the earlier of (1) the end of the Term of this Agreement, (2) the date on which Catalyst enters (or has entered) into one or more licensing agreements which together account for the world-wide rights to the Products in the Field, (3) if the Phase 1 Study is not a Successful Phase 1 Study and, pursuant to Section 8.1(b), ISU elects not to make the milestone payment under Section 8.1(a)(4).

ARTICLE 4

CLINICAL DEVELOPMENT

4.1 Clinical Development Responsibility and Activities.

(a) During the Phase 1 Development Period.

(i) During the Phase 1 Development Period, ISU shall be responsible for and shall use Commercially Reasonable Efforts to (1) conduct Clinical Development of the Product in accordance with the Development Plan; and (2) the preparation and submission of Regulatory Materials for the Product in the Territory. ISU shall bear any and all costs and expenses of Clinical Development of the Product during the Phase 1 Development Period, including, without limitation, any and all costs and expenses incurred by the Parties to develop and support Regulatory Materials for the Product.

(1) Catalyst will, within [* * *] of the Effective Date, deliver to ISU the quantities of Compound, related Information, and other materials described in Schedule 4.1.

(2) ISU may conduct (A) in-vitro Confirmation Testing of the stock of Compound received from Catalyst within [* * *] of Catalyst’s delivery of such material and (B) in vivo Confirmation Testing of the stock of Compound received from Catalyst within [* * *] of Catalyst’s delivery of such material.

(a) If within such [* * *] period under subsection (A), the in vitro Confirmation Testing reveals a material discrepancy between the specifications listed on Schedule 1.13 and the Compound as delivered by Catalyst, the Parties shall [* * *] and thereafter the Agreement shall terminate pursuant to Section 13.4.

(b) If within such [* * *] period under subsection (B), the in vivo Confirmation Testing reveals a material discrepancy between the specifications listed on Schedule 1.13 and the Compound as delivered by Catalyst, if Catalyst so requests, the Parties shall [* * *] and thereafter the Agreement shall terminate pursuant to Section 13.4.

(3) If separately agreed to by the Parties, Catalyst will Manufacture additional stocks of Compound, at ISU’s cost and expense.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(4) In the event that ISU Manufactures additional stocks of Compound (“Replacement Compound”), ISU will ensure that any such Replacement Compound meets the specifications listed on Schedule 1.13 and is otherwise functionally identical to the stocks of Compound provided by Catalyst.

(ii) ISU will achieve of all of the Clinical Development related Development Milestones according to the schedule detailed in the Development Plan.

(iii) Within [* * *] of the end of the Phase 1 Development Period, ISU will transfer to Catalyst, Catalyst’s Affiliate or Catalyst’s sublicensee, all Clinical Development related Information developed by ISU during the Phase 1 Development Period including without limitation, all non-clinical, pre-clinical and clinical data relating to the Product.

(iv) At Catalyst’s request and upon the consideration and approval of the JSC (taking into account the impact such technology transfer would have on Catalyst’s ability to timely license the Product), within [* * *], ISU will transfer to Catalyst, Catalyst’s Affiliate or Catalyst’s sublicensee, [* * *], all Manufacturing Development related Information and materials developed by ISU during the Phase 1 Development Period, including without limitation, all cell lines and clinical manufacturing process Information.

(b) After the Phase 1 Development Period. After the Phase 1 Development Period, Catalyst or its sublicensees, as applicable, shall be responsible for and shall use Commercially Reasonable Efforts to either (1) conduct Clinical Development and Manufacturing Development of the Product and Commercialize the Product in the Territory or (2) sublicense the Product. Catalyst or its sublicensees, as applicable, shall bear any and all costs and expenses of Development of the Product after the Phase 1 Development Period, including, without limitation, any and all costs and expenses incurred by the Parties to develop and support Regulatory Materials (including any NDAs) for the Product or costs and expenses to sublicense the Product.

4.2 Clinical Development Plan.

(a) Attached hereto as Schedule 1.19 is the initial Development Plan, setting forth [* * *].

(b) From time to time throughout the Phase 1 Development Period, either Party may propose to the JSC that the Development Plan be revised to reflect additional or different activities which are appropriate in light of prior Development by giving notice to the other Party; provided, however, that such revised Development Plan must be commercially reasonable and approved by the JSC. For clarity, each Party must agree to any change in Development Milestones or any changes to the expected completion dates of the Development Milestones.

4.3 Records and Reports. Each Party shall maintain complete, current and accurate records of all work conducted by it, its Affiliates or sublicensees under the Development Plan, all Information and Inventions resulting from such work. Each Party shall provide written reports to the JSC on its Development of the Product at each JSC meeting. Each report shall include the Development activities accomplished by or on behalf of such Party since the previous JSC meeting, and as an example they may include without limitation a summary of significant Information generated, significant challenges anticipated and updates regarding significant

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

intellectual property issues relating to the Product, and (b) near-term planned Development activities to be conducted and follow-up items to be addressed. Upon reasonable request by a Party, the other Party shall provide the requesting Party with additional Information with respect to the material experimental data underlying such summary, summaries of available clinical protocols, investigator brochures, regulatory submissions and correspondence from Regulatory Authorities with respect to the Product (including without limitation the Manufacture of the Product). Upon either Party’s request, the JSC members shall meet to discuss any aspects of such reports within a reasonable time period after such request.

ARTICLE 5

REGULATORY MATTERS

5.1 Regulatory Activities. Catalyst or its sublicensees shall be responsible for submitting the INDs and NDAs in the Territory for all indications for the Product, except that ISU shall be responsible for all INDs and other necessary regulatory filings (e.g. annual reports), during the Phase 1 Development Period. As between the Parties, Catalyst shall own all right, title and interest in all INDs and other regulatory filings designed to obtain or support Regulatory Approval in the Territory.

5.2 Regulatory Reports. During the Phase 1 Development Period and if ISU has exercised its right of first refusal pursuant to Section 2.4, (a) each Party shall keep the other Party informed of material regulatory developments relating to Products in the Territory and (b) each Party shall [* * *] notify the other of any material Regulatory Materials (other than routine correspondence) submitted to or received from any Regulatory Authority and shall provide ISU with copies thereof within [* * *] after submission or receipt.

5.3 Regulatory Costs. [* * *].

5.4 Notification of Threatened Action. During the Phase 1 Development Period and if ISU has exercised its right of first refusal pursuant to Section 2.4, each Party shall [* * *] notify the other Party of any information it receives regarding any threatened or pending action, inspection or communication by or from any Third Party, including a Regulatory Authority, which may materially affect the Development, Commercialization or regulatory status of a Product. Upon receipt of such information, [* * *].

5.5 Adverse Event Reporting and Safety Data Exchange. If ISU has exercised its rights pursuant to Section 2.4, no later than [* * *] after the filing of the first NDA for the Product, Catalyst or Catalyst’s sublicensee(s) (if applicable) and ISU shall enter into a commercially reasonable pharmacovigilance agreement (the “Pharmacovigilance Agreement”). The Pharmacovigilance Agreement shall include customary guidelines and procedures for the receipt, investigation, recordation, communication, and exchange (as between the Parties) of adverse event reports, pregnancy reports, and any other information concerning the safety of any Product. Such guidelines and procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under applicable Laws. Furthermore, such agreed procedure shall be consistent with relevant guidelines of the International Conference on Harmonisation, except where such guidelines may conflict with existing local regulatory reporting or safety reporting requirements, in which case the local reporting requirements shall

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

prevail. The Pharmacovigilance Agreement shall provide for an adverse event database for Products in the Territory to be maintained by Catalyst or its sublicensee at its expense. Catalyst or its sublicensee shall be responsible for reporting quality complaints, adverse events and safety data related to Products to applicable Regulatory Authorities in the Territory, as well as responding to safety issues and to all requests of Regulatory Authorities relating to Products in the Territory. Each Party hereby agrees to comply with its respective obligations under such Pharmacovigilance Agreement and to cause its Affiliates and permitted sublicensees to comply with such obligations.

5.6 Remedial Actions. If ISU has exercised its rights pursuant to Section 2.4, each Party shall notify the other Party immediately, and promptly confirm such notice in writing, if it obtains information indicating that any Product may be subject to any recall, corrective action or other regulatory action with respect to a Product taken by virtue of applicable Laws (a “Remedial Action”). The Parties shall assist each other in gathering and evaluating such information as is necessary to determine the necessity of conducting a Remedial Action. Catalyst shall, and shall ensure that its Affiliates and sublicensees will, maintain adequate records to permit the Parties to trace the distribution and use of the Products. Catalyst or its sublicensee, as applicable, shall have the right to decide whether any Remedial Action with respect to Products in the Field and in the Territory should be commenced and Catalyst or its sublicensee, as applicable, shall have the obligation, at its expense, to control and coordinate all efforts necessary to conduct such Remedial Action for the Field and in the Territory, except [* * *].

ARTICLE 6

COMMERCIALIZATION

6.1 Commercialization Responsibilities. During the Term and subject to ISU’s rights under Section 2.4, Catalyst or its sublicensees shall be responsible for all aspects of the Commercialization of each Product in the Field in the Territory, including using Commercially Reasonable Efforts to: (i) develop and execute a commercialization plan, (ii) negotiate with applicable Governmental Authorities regarding the price and reimbursement status of Products; (iii) market and promotion; (iv) booking sales and distribution and performance of related services; (v) handling all aspects of order processing, invoicing and collection, inventory and receivables; (vi) providing customer support, including handling medical queries, and performing other related functions; and (vii) conforming its practices and procedures to Applicable Laws relating to the marketing, detailing and promotion of Products in the Territory. Catalyst or its sublicensee shall have decision-making authority and bear all of the costs and expenses incurred in connection with such Commercialization activities. Consistent with Section 2.3, Catalyst may enter into agreements with Third Parties to license Commercialization rights to the Product or otherwise strategically partner the Product to facilitate Commercialization in the Territory.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 7

MANUFACTURE AND SUPPLY

7.1 Manufacturing Responsibilities.

(a) During the Phase 1 Development Period.

(i) During the Phase 1 Development Period, ISU shall be responsible, at ISU’s cost and expense, for all aspects of the Manufacture of Products for use in Clinical Development during the Phase 1 Development Period and shall use Commercially Reasonable Efforts to conduct Manufacturing Development of the Product in accordance with the Development Plan. ISU shall bear any and all costs and expenses of Manufacturing Development of the Product during the Phase 1 Development Period, including, without limitation, costs for the initial engineering, process development, scale-up, validation, testing and establishment of commercial Manufacturing processes for candidate Products.

(ii) ISU will apply its best efforts to achieve of all of the Manufacturing Development related Development Milestones according to the schedule detailed in the Development Plan.

(iii) In addition to the transfer obligations under Section 4.1(a), within [* * *] after the end of the Phase 1 Development Period, ISU will transfer to Catalyst, Catalyst’s Affiliate or Catalyst’s sublicensee, (1) all Manufacturing related Information and materials (including the Enabled Cell Lines) developed by ISU during the Phase 1 Development Period including all Information pertaining to process development, scale-up, validation, testing and establishment of Commercial Manufacturing processes for any Product and (2) any Product material that has been manufactured by ISU and which is not required to be retained by ISU for testing or reference standard purposes. The rights to any and all materials and Information pertaining to the Enabled Cell Lines shall remain, subject to Section 2.2, in the full ownership of ISU. Catalyst may and may seek ISU’s assistance in transferring such ISU developed Information and materials (including the Enabled Cell Lines) to a sublicensee to assist with such sublicensee’s Development and Commercialization of the Product.

(b) After the Phase 1 Development Period. After the Phase 1 Development Period, Catalyst or its sublicensee shall be responsible for and shall use Commercially Reasonable Efforts to (1) Manufacture Products for Clinical Development of the Product and (2) Manufacture Products for Commercialization in the Territory. Catalyst or its sublicensee shall bear all of the costs and expenses incurred in connection with such Manufacturing activities. Consistent with Section 2.3., Catalyst or it sublicensee may enter into agreements with Third Parties to license Manufacturing rights to the Product to facilitate the supply of Products for Clinical Development and Commercialization of the Product.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

ARTICLE 8

COMPENSATION

8.1 Development Milestone Payments.

(a) ISU shall make each of the following non-refundable, non-creditable milestone payments to Catalyst upon the achievement of the following milestone events. ISU shall pay to Catalyst each such amount within [* * *]. [* * *].

[* * *]

(b) In the event the Phase 1 Study is not a Successful Phase 1 Study, ISU will have [* * *] after such determination to decide whether to pay to Catalyst the [* * *] milestone payment under [* * *].

(i) In the event that ISU elects to pay the milestone payment under [* * *], each Party’s obligations under this Agreement shall continue, including without limitation, Catalyst’s obligations with respect to the Development and Commercialization of the Product and Catalyst’s obligations to make royalty and Sublicensing Income payments under Sections 8.2 and 8.3, respectively.

(ii) In the event that ISU elects not to pay the milestone payment under [* * *], Catalyst shall have no further obligation to Develop or Commercialize the Product [* * *], and ISU’s rights under Section 2.4 shall terminate; provided, however, should Catalyst or its sublicensee thereafter continue to Develop and Commercialize the Product:

(1) Catalyst shall make each of the following non-refundable, non-creditable milestone payments to ISU upon the achievement of the following milestone events. Catalyst shall pay to ISU each such amount within [* * *]. [* * *].

[* * *]

(2) During the Royalty Term, on a country-by-country basis, Catalyst shall pay to ISU non-refundable, non-creditable royalties equal to [* * *].

8.2 Royalties

(a) Royalty Rates. During the Royalty Term, on a country-by-country basis, Catalyst shall pay to ISU non-refundable, non-creditable royalties equal to [* * *]. [* * *].

(b) Royalty Reports and Payments. Within [* * *] following the end of each [* * *], commencing with the [* * *] in which the First Commercial Sale of any Product is made anywhere in the Territory, Catalyst shall provide ISU with a written report containing the following information for the applicable calendar quarter, on a country-by-country and Product-by-Product basis: [* * *]. Concurrent with the delivery of the applicable [* * *] report, Catalyst shall pay in Dollars all amounts due to ISU pursuant to Section 8.2 [* * *]. Catalyst will be required to provide the above report on a [* * *] basis, regardless of the amount and/or level of sales in a particular [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

8.3 Sublicensing Income. If Catalyst or its Affiliates receives payments from a sublicensee in connection with the sublicense of any of the rights granted to Catalyst under Section 2.2, Catalyst shall pay to ISU a sum equal to [* * *]. All payments under this Section 8.3 shall be made within [* * *] following Catalyst’s receipt of payments from the sublicensee. The Sublicensing Income shall be reported in writing by Catalyst to ISU on a [* * *] basis, subject to the reporting requirements of Section 8.2(b) above.

8.4 Royalty Term. Royalties under Section 8.1(b)(ii)(2) or Section 8.2 and Sublicensing Income payments under Section 8.3 shall be due during the period of time beginning, on a country-by-country basis, from the First Commercial Sale of a Product in such country until [* * *] (the “Royalty Term”). [* * *].

8.5 Foreign Exchange. The rate of exchange to be used in computing the amount of currency equivalent in Dollars of Net Profits and Sublicensing Income invoiced in other currencies shall be made at [* * *].

8.6 Payment Method; Late Payments. All payments due to either Party hereunder shall be made in Dollars by wire transfer of immediately available funds into an account in the USA designated by such Party. If a Party does not receive payment of any sum due to it on or before the due date, [* * *].

8.7 Records. Catalyst and its Affiliates and licensees and sublicensees shall maintain complete and accurate records in sufficient detail to permit ISU to confirm the accuracy of the calculation of royalty payments and/or Sublicensing Income payments. ISU shall have the right to audit such records in accordance with Section 8.8.

8.8 Audits. For a period of [* * *] from the end of the calendar year in which a payment was due hereunder, upon [* * *] prior notice, each Party (the “Audited Party”) shall (and shall require that its Affiliates) make such records relating to such payment available, during regular business hours and not more often than [* * *], for examination by an independent certified public accountant selected by the other Party (the “Auditing Party”) and reasonably acceptable to the Audited Party, for the purposes of verifying compliance with this Agreement and the accuracy of the financial reports and/or invoices furnished pursuant to this Agreement. The results of any such audit shall be shared by the auditor with both Parties and shall be considered Confidential Information of both Parties. Any amounts shown to be owed by either Party to the other shall be paid within [* * *] from the auditor’s report, plus interest (as set forth in Section 8.5) from the original due date. The Auditing Party shall bear the full cost of such audit unless such audit discloses a deficiency in the Audited Party’s payments of greater than [* * *], in which case the Audited Party shall bear the full cost of such audit.

8.9 Taxes.

(a) Taxes on Income. Each Party shall be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b) Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate tax withholding or similar obligations in respect of

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

royalties, milestone payments, and other payments made by one Party to the other under this Agreement. To the extent either Party is required to deduct and withhold taxes on any payment to the other Party, such Party (the “Paying Party”) shall pay the amounts of such taxes to the proper Governmental Authority in a timely manner and promptly transmit to the other Party (the “Receiving Party”) an official tax certificate or other evidence of such withholding sufficient to enable Receiving Party to claim such payment of taxes. The Receiving Party shall provide Paying Party any tax forms that may be reasonably necessary in order for Paying Party not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty. Each Party shall provide the other with reasonable assistance to enable the recovery, as permitted by applicable Laws, of withholding taxes, value added taxes, or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of the Party bearing such withholding tax or value added tax.

ARTICLE 9

INTELLECTUAL PROPERTY MATTERS

9.1 Disclosure. Each Party shall promptly disclose to the other Party any Inventions that it or its Affiliates or sublicensees or their employees, independent contractors, or agents solely or jointly make, conceive, reduce to practice, or otherwise discover.

9.2 Ownership of Inventions.

(a) Inventorship. As between the Parties, [* * *].

(b) Joint Ownership. Except as expressly provided in this Agreement, it is understood that neither Party will have any obligation to obtain any approval or consent of, nor pay a share of the proceeds to or account to, the other Party to practice, enforce, license, assign or otherwise exploit Inventions or intellectual property owned jointly by the Parties hereunder, and each Party hereby waives any right it may have under the laws of any jurisdiction to require such approval, consent or accounting. Each Party agrees to cooperate with the other Party, as reasonably requested, and to take such actions as may be required to give effect to this Section 9.2(b) in a particular country, including by promptly executing and recording assignments and other documents consistent with such ownership. [* * *].

9.3 Prosecution of Patents.

(a) Catalyst Prosecuted Patents.

(i) Subject to Section 9.3(a)(ii) below, as between the Parties, Catalyst (or Catalyst’s sublicensee) shall have the first right to prepare, file, prosecute and maintain the Patents claiming Inventions (“Collaboration Patents”) in the Territory. Catalyst shall provide ISU with copies of all material communications from any patent office or similar patent authority regarding the Collaboration Patents and shall provide ISU with copies of any material filings or responses to be made to such patent offices or similar patent authorities.

(ii) If Catalyst (or Catalyst’s sublicensee) decides to cease the prosecution or maintenance of any Collaboration Patent, it shall notify ISU in writing [* * *] so that ISU may, at its discretion, assume the responsibility for the prosecution or maintenance of

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

such Patent, [* * *], provided that ownership of any such Collaboration Patent shall remain with Catalyst (or Catalyst’s sublicensee, as applicable). If ISU assumes such responsibility, ISU shall provide Catalyst with copies of all material communications from any patent office or similar patent authority regarding such Collaboration Patent and shall provide Catalyst (reasonably in advance of submission) with drafts of any material filings or responses to be made to such patent offices or similar patent authorities. ISU shall consider in good faith any reasonable comments thereto provided by Catalyst (or Catalyst’s sublicensee) to the extent applicable to the Products in the Field. ISU shall use Commercially Reasonable Efforts to obtain the broadest claim coverage for such Collaboration Patent.

(b) Cooperation. Each Party shall provide the other Party all reasonable assistance and cooperation, at the other Party’s request and expense, in the patent prosecution efforts provide above in this Section 9.3, including providing any necessary powers of attorney and executing any other required documents or instruments for such prosecution.

(c) Prosecution Costs. [* * *].

9.4 Enforcement of Product Patents.

(a) Notification. If either Party becomes aware of any existing or threatened infringement of the Collaboration Patents, or Catalyst Patents relating to the Products or ISU Patents relating to Products (collectively the “Product Patents”) in the Territory, which infringing activity involves the using, making, importing, offering for sale or selling Products or a competitive product or otherwise adversely affects or is reasonably expected to adversely affect the Commercialization of any Product in the Territory, it shall promptly notify the other Party in writing to that effect and the Parties shall consult with each other regarding any actions to be taken with respect to such infringement.

(b) Actions Controlled by [* * *]. Except as provided in Section 9.4(c), [* * *] shall have the first right, but not the obligation, to bring an appropriate suit or take other action against any Third Party engaged in any infringement of the Product Patents (“Infringement”), [* * *]. However, if [* * *] requests that [* * *] participate in the sharing of such costs and expenses and if [* * *] agrees, then [* * *]. [* * *].

(c) Other Infringement.

(i) With respect to any infringement of the [* * *] anywhere in the world other than Infringement, [* * *] shall have the exclusive right, but not the obligation, to prevent or abate such infringement and, as between the Parties, [* * *] shall bear all related expenses and retain all related recoveries. In that case, [* * *] shall notify [* * *] of such infringement and keep [* * *] reasonably informed with respect to the disposition of any action taken in connection therewith.

(ii) With respect to any infringement of the[* * *] anywhere in the world other than Infringement, [* * *] shall have the exclusive right, but not the obligation, to prevent or abate such infringement and, as between the Parties, [* * *] shall bear all related expenses and retain all related recoveries. In that case, [* * *] shall notify [* * *] of such infringement and keep [* * *] reasonably informed with respect to the disposition of any action taken in connection therewith.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(d) Collaboration. Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including joining such action as a party plaintiff if required by applicable Laws to pursue such action. The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, provided the enforcing Party shall have all decision making authority with respect to all aspects of such enforcement, including determination of litigation strategy and filing of material papers to the competent court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(e) Expenses and Recoveries. The term “Revenue” includes all fees, minimum royalties, payments, compensation, or consideration of any kind, including without limitation in-kind payments, forbearance in connection with settlement, equity amounts taken in lieu of cash, or discounts below fair market value of equity received by either Party or its Affiliates.

(i) If [* * *] has not agreed to participate in the costs and expenses of a claim, suit or action pursuant to Section 9.4(b), the costs and expenses in bringing such claim, suit or action shall be borne [* * *] and, if [* * *] receives Revenue in such claim, suit or action, such Revenue shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be retained by [* * *].

(ii) If [* * *] has agreed to participate in the costs and expenses of a claim, suit or action pursuant to Section 9.4(b), the costs and expenses in bringing such claim, suit or action shall be borne [* * *]. [* * *] shall invoice [* * *] for [* * *]’s share of any such costs and expenses, and payments shall e due within [* * *] of receipt of such invoice. If the enforcing Party receives Revenue in such claim, suit or action, such Revenue shall be allocated first to the reimbursement of any expenses incurred by the Parties in such litigation (including, for this purpose, a reasonable allocation of expenses of internal counsel), and any remaining amounts shall be allocated as follows: [* * *].

9.5 Patents Licensed From Third Parties. Each Party’s rights under this Article 9 with respect to the prosecution, maintenance and enforcement of any [* * *] that is licensed by [* * *] from a Third Party shall be subject to the rights of such Third Party to prosecute, maintain and enforce such Patent.

9.6 Infringement of Third Party Rights in the Territory. Subject to Article 11, if any Product used or sold by [* * *], its Affiliates or licensees or sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of a Patent granted by a jurisdiction within the Territory, [* * *] shall promptly notify [* * *] and the Parties shall agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute, and thereafter, the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action. [* * *].

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

9.7 Patent Marking. Catalyst and its Affiliates and sublicensees shall mark each Product marketed and sold by Catalyst or its Affiliates or sublicensees hereunder with appropriate patent numbers or indicia; provided, however, that Catalyst shall only be required to so mark such Product to the extent such markings or such notices would affect recoveries of damages or equitable remedies available under applicable Laws with respect to infringement of Patents in the Territory.

9.8 Trademarks. Catalyst (and Catalyst’s sublicensee(s)) shall have the right to brand the Products in the Territory using Catalyst related trademarks and any other trademarks and trade names it determines appropriate for the Products, which may vary by country or within a country (“Product Marks”).

ARTICLE 10

REPRESENTATIONS AND WARRANTIES; COVENANTS

10.1 Mutual Representations and Warranties. Each Party hereby represents and warrants to the other Party as follows:

(a) Corporate Existence. As of the Effective Date, it is a company or corporation duly organized, validly existing, and in good standing under the Laws of the jurisdiction in which it is incorporated.

(b) Corporate Power, Authority and Binding Agreement. As of the Effective Date or the date of any required approval by its shareholders, (i) it has the power and authority and the legal right to enter into this Agreement and to perform its obligations hereunder; (ii) it has taken all necessary action on its part required to authorize the execution and delivery of this Agreement and the performance of its obligations hereunder; and (iii) this Agreement has been duly executed and delivered on behalf of such Party, and constitutes a legal, valid and binding obligation of such Party that is enforceable against it in accordance with its terms.

(c) No Conflict. The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder do not, in any material respect, conflict with, violate, or breach or constitute a default or require any consent that has not been obtained under any contractual obligation or court or administrative order by which such Party is bound.

(d) Title; Encumbrances. [* * *];

(e) No Proceeding. [* * *].

(f) Patents. [* * *].

10.2 Mutual Covenants.

(a) No Debarment. In the course of the Development of the Product, each Party shall not use any employee or consultant who has been debarred by any Regulatory

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Authority, or, to such Party’s knowledge, is the subject of debarment proceedings by a Regulatory Authority. Each Party shall notify the other Party promptly upon becoming aware that any of its employees or consultants has been debarred or is the subject of debarment proceedings by any Regulatory Authority.

(b) Compliance. Each Party and its Affiliates shall comply in all material respects with all applicable Laws in the Development and Commercialization of Products and performance of its obligations under this Agreement, including the statutes, regulations and written directives of the FDA, the EMA and any Regulatory Authority having jurisdiction in the Territory, the FD&C Act, the Prescription Drug Marketing Act, the Federal Health Care Programs Anti-Kickback Law, 42 USAC. 1320a-7b(b), the statutes, regulations and written directives of Medicare, Medicaid and all other health care programs, as defined in 42 USAC. § 1320a-7b(f), and the Foreign Corrupt Practices Act of 1977, each as may be amended from time to time.

10.3 Disclaimer. Each Party understands that the Compound and Products are the subject of ongoing clinical research and development and that the other Party cannot assure the safety or efficacy of any Compound or Product. In addition, neither Party makes any warranties except as set forth in this Article 10 with respect to the Catalyst Technology or ISU Technology, as applicable. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NO REPRESENTATIONS OR WARRANTIES WHATSOEVER, WHETHER EXPRESS OR IMPLIED, INCLUDING WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, OR NON-MISAPPROPRIATION OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS, ARE MADE OR GIVEN BY OR ON BEHALF OF A PARTY, AND ALL REPRESENTATIONS AND WARRANTIES, WHETHER ARISING BY OPERATION OF LAW OR OTHERWISE, ARE HEREBY EXPRESSLY EXCLUDED.

ARTICLE 11

INDEMNIFICATION

11.1 Indemnification by Catalyst. Catalyst shall indemnify and hold harmless ISU, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “ISU Indemnitees”), from and against all losses, liabilities, damages and expenses, including reasonable attorneys’ fees and costs (collectively, “Liabilities”), resulting from any claims, demands, actions or other proceedings by any Third Party (“Claims”) to the extent resulting from (a) the breach of any representation, warranty or covenant by Catalyst under this Agreement or (b) the negligence or willful misconduct of Catalyst or its agents, Affiliates and contractors. The foregoing indemnity obligation shall not apply to the extent that (i) the ISU Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and Catalyst’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 11.2(a), or 11.2(b) for which ISU is obligated to indemnify the Catalyst Indemnitees under Section 11.2.

11.2 Indemnification by ISU. ISU shall indemnify and hold harmless Catalyst, and its directors, officers, employees, agents, Affiliates and contractors (collectively, the “Catalyst Indemnitees”), from and against all Liabilities resulting from any Claims to the extent resulting from (a) the breach of any representation, warranty or covenant by ISU under this

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Agreement, or (b) the negligence or willful misconduct of ISU or its agents, Affiliates and contractors. The foregoing indemnity obligation shall not apply to the extent that (i) the Catalyst Indemnitees fail to comply with the indemnification procedures set forth in Section 11.3 and ISU’s defense of the relevant Claims is prejudiced by such failure, or (ii) any Claim arises from, is based on, or results from any activity set forth in Section 11.1(a) or 11.1(b) for which Catalyst is obligated to indemnify the ISU Indemnitees under Section 11.1.

11.3 Indemnification Procedures. The Party claiming indemnity under this Article 11 (the “Indemnified Party”) shall give written notice to the Party from whom indemnity is being sought (the “Indemnifying Party”) promptly after learning of such Claim. The Indemnifying Party shall have the right to assume and conduct the defense of the Claim with counsel of its choice, and the Indemnified Party may participate in and monitor such defense with counsel of its own choosing at its sole expense. The Indemnified Party shall provide the Indemnifying Party with reasonable assistance, at the Indemnifying Party’s expense, in connection with the defense of the Claim for which indemnity is being sought. Each Party shall not settle or compromise any Claim without the prior written consent of the other Party, which consent shall not be unreasonably withheld, delayed or conditioned. If the Parties cannot agree as to the application of the foregoing Sections 11.1 and 11.2, each may conduct separate defenses of the Claim, and each Party reserves the right to claim indemnity from the other in accordance with this Article 11 upon the resolution of the underlying Claim.

11.4 Limitation of Liability. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS SECTION 11.4 IS INTENDED TO OR SHALL LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER SECTION 11.1 OR 11.2, OR DAMAGES AVAILABLE FOR A PARTY’S BREACH OF CONFIDENTIALITY OBLIGATIONS IN ARTICLE 12.

11.5 Insurance. Each Party shall, at all times during the Term of this Agreement, obtain and maintain at its own expense the following types of insurance, with limits of liability not less than those specified below:

(a) Commercial general liability insurance against claims for bodily injury and property damage which shall include contractual coverage, with limits of not less than [* * *] per occurrence and in the aggregate.

(b) Clinical studies and product liability insurance with bodily injury death and property damage limits of not less than [* * *] per occurrence and in the aggregate.

(c) Workers compensation and employers’ liability with limits to comply with the statutory requirements of the state(s) in which the Agreement is to be performed. The policy shall include employers’ liability for not less than [* * *] per accident.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

All policies shall be issued by insurance companies with [* * *]. Each Party shall deliver certificates of insurance evidencing coverage to the other Party promptly after the execution of this Agreement and [* * *] thereafter. All policies provided for herein shall expressly provide that such policies shall not be cancelled, terminated or altered without at least [* * *] prior written notice to the insured Party, and each insuring party shall immediately notify the insured party in the event that a policy provided for herein is cancelled, terminated or altered.

ARTICLE 12

CONFIDENTIALITY

12.1 Confidentiality. During the Term and for a period of [* * *] thereafter, each Party shall maintain all Confidential Information of the other Party in trust and confidence and shall not, without the written consent of the other Party, disclose any Confidential Information of the other Party to any Third Party or use any Confidential Information of the other Party for any purpose other than as provided in this Agreement. The confidentiality obligations of this Section 12.1 shall not apply to Confidential Information to the extent that the receiving Party can establish by competent evidence that such Confidential Information: (a) is publicly known prior or subsequent to disclosure without breach of confidentiality obligations by such Party or its employees, consultants or agents; (b) was in such Party’s possession at the time of disclosure without any restrictions on further disclosure; (c) is received by such receiving Party, without any restrictions on further disclosure, from a Third Party who has the lawful right to disclose it, or (d) is independently developed by employees or agents of the receiving Party who had no access to the disclosing Party’s Confidential Information.

12.2 Authorized Disclosure. Nothing herein shall preclude a Party from disclosing the Confidential Information of the other Party to the extent:

(a) such disclosure is reasonably necessary (i) for the filing or prosecuting of Patents as contemplated by this Agreement; (ii) to comply with the requirement of Regulatory Authorities with respect to obtaining and maintaining Regulatory Approval (or any pricing and reimbursement approvals) of a Product; or (iii) for prosecuting or defending litigations as contemplated by this Agreement;

(b) such disclosure is reasonably necessary to its employees, agents, consultants, contractors, licensees or sublicensees on a need-to-know basis for the sole purpose of performing its obligations or exercising its rights under this Agreement; provided that in each case, the disclosees are bound by written obligations of confidentiality and non-use consistent with those contained in this Agreement;

(c) such disclosure is reasonably necessary to any bona fide potential or actual investor, acquiror, merger partner, sublicensee or other financial or commercial partner for the sole purpose of evaluating an actual or potential investment, acquisition, sublicense or other business relationship; provided that in connection with such disclosure, such Party shall use all reasonable efforts to inform each disclosee of the confidential nature of such Confidential Information and cause each disclosee to treat such Confidential Information as confidential;

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

(d) such disclosure is reasonably necessary to comply with applicable Laws, including regulations promulgated by applicable security exchanges, a valid order of a court of competent jurisdiction, administrative subpoena or order.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 12.2(a) or 12.2(d), such Party shall promptly notify the other Party of such required disclosure and shall use reasonable efforts to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the required disclosure.

12.3 Return of Confidential Information. Promptly after the termination or expiration of this Agreement for any reason, each Party shall return to the other Party all tangible manifestations including, but not limited to, all written materials of such other Party’s Confidential Information at that time in the possession of the receiving Party.

12.4 Publicity; Terms of the Agreement.

(a) The Parties agree that the material terms of this Agreement (including without limitation any exhibits hereto) shall be considered “Confidential Information” of each Party, subject to the special authorized disclosure provisions set forth in Section 12.2 and this Section 12.3.

(b) The Parties have agreed to issue a joint press release in the form attached as Schedule 12.4 on or promptly after the Effective Date. After release of such press release, if either Party desires to make a public announcement concerning the material terms of this Agreement, such Party shall give reasonable prior advance notice of the proposed text of such announcement to the other Party for its prior review and approval (except as otherwise provided herein), such approval not to be unreasonably withheld. A Party commenting on such a proposed press release shall provide its comments, if any, within [* * *] after receiving the press release for review. In addition, to the extent required by applicable Laws, including regulations promulgated by applicable security exchanges, each Party shall have the right to make a press release announcing the achievement of each milestone under this Agreement as it is achieved, and the achievements of Regulatory Approvals in the Territory as they occur, subject only to the review procedure set forth in the preceding sentence. In relation to the other Party’s review of such an announcement, such other Party may make specific, reasonable comments on such proposed press release within the prescribed time for commentary, but shall not withhold its consent to disclosure of the information that the relevant milestone has been achieved and triggered a payment hereunder. Neither Party shall be required to seek the permission of the other Party to repeat any information regarding the terms of this Agreement that has already been publicly disclosed by such Party, or by the other Party, in accordance with this Section 12.4, provided such information remains accurate as of such time.

(c) In addition, the Parties acknowledge that either or both Parties may be obligated to file under applicable law and regulation a copy of this Agreement with the USA Securities and Exchange Commission or similar stock exchange authorities or other governmental authorities. Each Party shall be entitled to make such a required filing; provided, however, that it requests confidential treatment of the commercial terms and sensitive technical terms hereof and thereof to the extent such confidential treatment is reasonably available to such Party. In the event

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

of any such filing, each Party shall provide the other Party with a copy of this Agreement marked to show provisions for which such Party intends to seek confidential treatment and shall reasonably consider and incorporate the other Party’s comments thereon to the extent consistent with the legal requirements, with respect to the filing Party, governing disclosure of material agreements and material information that must be publicly filed.

12.5 Technical Publication. Each Party may not publish peer reviewed manuscripts or give other forms of public disclosure such as abstracts and media presentations (such disclosure collectively, for purposes of this Section 12.5, “publication”), of results of studies carried out under this Agreement, without the other Party’s prior written consent

12.6 Equitable Relief. Each Party acknowledges that its breach of Article 12 of this Agreement may cause irreparable injury to the other Party for which monetary damages may not be an adequate remedy. Therefore, each Party shall be entitled to seek injunctive and other appropriate equitable relief to prevent or curtail any actual or threatened breach of the obligations relating to Confidential Information set forth in this Article 12 by the other Party. The rights and remedies provided to each Party in this Article 12 are cumulative and in addition to any other rights and remedies available to such Party at law or in equity.

ARTICLE 13

TERM AND TERMINATION

13.1 Term. This Agreement shall become effective on the Effective Date and, unless earlier terminated pursuant to this Article 13, shall remain in effect on a Product-by-Product and country-by-country basis until the expiration of the Royalty Term of such Product in such country (the “Term”). On expiration in the particular country and for the particular Product, the license of Section 2.2 for the Product shall [* * *].

13.2 Termination for Breach.

(a) Each Party shall have the right to terminate this Agreement in its entirety immediately upon written notice to the other Party if the other Party materially breaches its obligations under this Agreement and, after receiving written notice identifying such material breach in reasonable detail, fails to cure such material breach within [* * *] from the date of such notice (or within [* * *] from the date of such notice in the event such material breach is solely based on the breaching Party’s failure to pay any amounts due hereunder).

(b) If the alleged breaching Party disputes in good faith the existence or materiality of a breach specified in a notice provided by the other Party in accordance with Section 13.3(a), and such alleged breaching Party provides the other Party notice of such dispute within the applicable cure period, then the non-breaching Party shall not have the right to terminate this Agreement under Section 13.3(a) unless and until an arbitrator, in accordance with Article 14, has determined that the alleged breaching Party has materially breached the Agreement and such breaching Party fails to cure such breach within the applicable cure period (measured as commencing after the arbitrator’s decision). It is understood and agreed that during the pendency of such dispute, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

13.3 Termination for Bankruptcy. To the extent permitted under applicable Laws, if at any time during the Term of this Agreement, an Event of Bankruptcy (as defined below) relating to either Party (the “Bankrupt Party”) occurs, the other Party (the “Other Party”) shall have, in addition to all other legal and equitable rights and remedies available hereunder, the option to terminate this Agreement upon [* * *] written notice to the Bankrupt Party. It is agreed and understood that if the Other Party does not elect to terminate this Agreement upon the occurrence of an Event of Bankruptcy, except as may otherwise be agreed with the trustee or receiver appointed to manage the affairs of the Bankrupt Party, the Other Party shall continue to make all payments required of it under this Agreement as if the Event of Bankruptcy had not occurred, and the Bankrupt Party shall not have the right to terminate any license granted herein. The term “Event of Bankruptcy” means: (a) filing, in any court or agency pursuant to any statute or regulation of any state or country, (i) a petition in bankruptcy or insolvency, (ii) for reorganization or (iii) for the appointment of (or for an arrangement for the appointment of) a receiver or trustee of the Bankrupt Party or of its assets; (b) with respect to the Bankrupt Party, being served with an involuntary petition filed in any insolvency proceeding, which such petition is not dismissed within [* * *] after the filing thereof; (c) proposing or being a party to any dissolution or liquidation when insolvent; or (d) making an assignment for the benefit of creditors. Without limitation, the Bankrupt Party’s rights under this Agreement shall include those rights afforded by 11 USAC. § 365(n) of the United States Bankruptcy Code (the “Bankruptcy Code”) and any successor thereto. If the bankruptcy trustee of a Bankrupt Party as a debtor or debtor-in-possession rejects this Agreement under 11 USAC. § 365(o) of the Bankruptcy Code, the Other Party may elect to retain its rights licensed from the Bankrupt Party hereunder (and any other supplementary agreements hereto) for the duration of this Agreement and avail itself of all rights and remedies to the full extent contemplated by this Agreement and 11 USAC. § 365(n) of the Bankruptcy Code, and any other relevant Laws. Furthermore, to the extent permitted under applicable Laws, in an Event of Bankruptcy in which Catalyst is the Bankrupt Party: (i) prior to Catalyst entering into any agreement with a Third Party with respect to the purchase or assignment of any Catalyst Technology, Catalyst shall notify ISU and provide to ISU the terms of any such purchase or assignment of Catalyst Technology; (ii) ISU shall have a right of first refusal with respect to the terms of such purchase or assignment of such Catalyst Technology, which right may be exercised by ISU by giving notice thereof to Catalyst within [* * *] of the ISU’s receipt of such notice and terms; (iii) if ISU exercises such right, to the extent permitted under applicable Laws, Catalyst and ISU shall enter into a purchase or assignment agreement of such Catalyst Technology on terms provided to ISU under subsection (i); (iv) in the event that ISU does not exercise its right under subsection (ii), Catalyst will be free to enter into such agreement for the purchase or assignment of such Catalyst Technology with such Third Party with no other obligation to Catalyst with respect thereto. Such right of first refusal shall terminate upon a merger, consolidation, sale by Catalyst of the Catalyst Technology to a Third Party or license to a Third Party by Catalyst of the Catalyst Technology to conduct Development, to Manufacture and to Commercialize Products in the Field in at least two of the following major markets: the USA, the European Union or Asia (but subject to Section 2.4 with respect to Korea), in each case if such event occurs before an Event of Bankruptcy in which Catalyst is the Bankrupt Party.

13.4 Termination for Failed Confirmation Testing. In the event that, [* * *], this Agreement shall automatically terminate.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

13.5 Termination by Mutual Consent. The Parties may terminate this Agreement upon the mutual agreement of both Parties.

13.6 Termination for Failure of the Phase 1 Study. In the event that [* * *], Catalyst shall have the right to terminate this Agreement upon [* * *] prior written notice to ISU.

13.7 Effect of Termination.

(a) In the event of termination by ISU for Catalyst’s material breach pursuant to Section 13.2 or Catalyst’s Event of Bankruptcy pursuant to Section 13.3:

(i) The license granted to ISU under the Catalyst Technology in Section 2.1 will continue solely for the purpose of Development (according to the Development Plan in effect at the time of termination) and Manufacture of Products for Development applications until the completion of the Phase 1 Development Period, and thereafter [* * *];

(ii) The information and data received by ISU pertaining to Catalyst Technology for the purpose of Development and Manufacture of Products as noted in (i) above shall remain in the possession of ISU and ISU is not obligated to return such information and data to Catalyst; provided such information and data will remain the Confidential Information of Catalyst.

(b) In the event of termination by Catalyst for ISU’s material breach pursuant to Section 13.2 or ISU’s Event of Bankruptcy pursuant to Section 13.3:

(i) The license granted to ISU under the Catalyst Technology in Section 2.1 will terminate and ISU will, within [* * *] of the effective date of termination transfer all of the Information and materials resulting from ISU’s Development and Manufacturing efforts.

(ii) The license to Catalyst of the ISU Technology in Section 2.2 shall become perpetual, irrevocable and royalty free. Thereafter, Catalyst shall have no further royalty payment obligations under Section 8.2 or 8.3.

(iii) Catalyst shall have no obligation to license to ISU Development and Commercialization rights in Korea under Section 2.4 and any prior license granted by Catalyst to ISU with respect to Development and Commercialization in Korea will terminate.

(c) In the event of termination of this Agreement pursuant to Section 13.4 or by Catalyst pursuant to Section 13.6:

(i) The license granted to ISU under the Catalyst Technology in Section 2.1 will terminate and ISU will, within [* * *] of the effective date of termination transfer all of the Information and materials resulting from ISU’s Development and Manufacturing efforts.

(ii) The license to Catalyst of the ISU Technology in Section 2.2 shall continue and become effective upon termination to allow Catalyst the ability to conduct Clinical Development and Manufacturing Development, to Manufacture and to Commercialize Products in the Field in the Territory. Thereafter, if Catalyst (A) utilizes any Enabled Cell Line of ISU in the

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Development and Manufacture of a Product or (B) if any ISU Patent covers any such Product or the Manufacture of such Product, (in each case, a “Covered Product”) Catalyst shall make the following payments to ISU:

(1) Catalyst shall make each of the following non-refundable, non-creditable milestone payments to ISU upon [* * *]. [* * *].

[* * *]

(2) During the Royalty Term (as such term would apply to the Covered Product), on a country-by-country basis, Catalyst shall pay to ISU non-refundable, non-creditable royalties equal to [* * *].

(iii) ISU will, within [* * *] of the effective date of termination, return to Catalyst all Information and materials (including all stocks of the Compound) received from Catalyst, including all Confidential Information of Catalyst.

(d) In the event of termination of this Agreement pursuant to Section 13.5:

(i) The license granted to ISU under the Catalyst Technology in Section 2.1 will terminate and ISU will, within [* * *] of the effective date of termination, transfer all of the Information and materials resulting from ISU’s Development and Manufacturing efforts.

(ii) The license to Catalyst of the ISU Technology in Section 2.2 shall become [* * *]. Thereafter, Catalyst shall have no further royalty payment obligations under Section 8.2 or 8.3.

13.8 Effect of Expiration. Upon the expiration of this agreement, the license granted to Catalyst pursuant to Section 2.2 and any rights granted to ISU pursuant to Section 2.4 will become [* * *].

13.9 Survival. Termination or expiration of this Agreement shall not affect any rights or obligations of the Parties under this Agreement that have accrued prior to the date of termination or expiration. Notwithstanding anything to the contrary, the following provisions shall survive any expiration or termination of this Agreement: Sections 2.7, 5.4, 5.5, 5.6, 8.7, 8.8, and 8.9 and Articles 9, 11, 12, 13, 14, and 15.

13.10 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by ISU are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code.

ARTICLE 14

DISPUTE RESOLUTION

14.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise that relate to either Party’s rights and/or obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

this Agreement in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 14 to resolve any controversy or claim arising out of, relating to or in connection with any provision of this Agreement, if and when a dispute arises under this Agreement.

14.2 Internal Resolution. With respect to all disputes arising between the Parties under this Agreement, including any alleged breach under this Agreement or any issue relating to the interpretation or application of this Agreement, if the Parties are unable to resolve such dispute within [* * *] after such dispute is first identified by either Party in writing to the other, the Parties shall refer such dispute to the Executive Officers of the Parties for attempted resolution by good faith negotiations within [* * *] after such notice is received, including at least one (1) in-person meeting of the Executive Officers within [* * *] after such notice is received.

14.3 Arbitration. If the Executive Officers of the Parties are not able to resolve such dispute referred to them under Section 14.2 within such [* * *] period, then subject to Section 14.4, such dispute shall be settled by binding arbitration in accordance with the then current rules of commercial arbitration of the American Arbitration Association (“AAA”). A single arbitrator with experience in the development and commercialization of drugs and diagnostics shall be appointed by mutual agreement of the Parties, but failing such agreement, selected in accordance with the AAA rules. The place of arbitration shall be [* * *]. The arbitrator’s fees and expenses shall be shared equally by the Parties. Each Party shall bear and pay its own expenses incurred in connection with any dispute resolution under this Section 14.3. The proceedings, including any outcome, shall be confidential. Notwithstanding the foregoing, either Party shall have the right, without waiving any right or remedy available to such Party under this Agreement or otherwise, to seek and obtain from any court of competent jurisdiction any interim or provisional relief that is necessary or desirable to protect the rights or property of such Party, pending the selection of the arbitrator hereunder or pending the arbitrator’s decision of the dispute subject to arbitration.

14.4 Patent and Trademark Disputes. Notwithstanding Section 14.3, any dispute, controversy or claim relating to the scope, validity, enforceability or infringement of any Patent covering the manufacture, use, importation, offer for sale or sale of any Product or of any trademark rights relating to any Product shall be submitted to a court of competent jurisdiction in the country in which such Patent or trademark rights were granted or arose.

14.5 Injunctive Relief. Notwithstanding anything to the contrary in this Article 14, either party may seek equiable relief, including an injunction, in any court of competent jurisdiction, related to any violation or potential violation of Article 12 hereof.

ARTICLE 15

MISCELLANEOUS

15.1 Entire Agreement; Amendment. This Agreement, together with the exhibits attached hereto and which are hereby incorporated herein, represents the entire agreement and understanding between the Parties with respect to its subject matter and supersedes and terminates any prior and/or contemporaneous discussions, representations or agreements, whether written or oral, of the Parties regarding the subject matter hereto, and supersedes, as of the Effective Date, all prior and contemporaneous agreements and understandings between the Parties

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

with respect to the subject matter hereof (including the Prior NDA). There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the Parties other than as are set forth in this Agreement. Amendments or changes to this Agreement shall be valid and binding only if in writing and signed by duly authorized representatives of the Parties.

15.2 Force Majeure. Both Parties shall be excused from the performance of their obligations under this Agreement to the extent that such performance is prevented by force majeure and the nonperforming Party promptly provides notice of the prevention to the other Party. Such excuse shall be continued so long as the condition constituting force majeure continues and the nonperforming Party takes reasonable efforts to remove the condition. For purposes of this Agreement, force majeure shall include conditions beyond the control of the Parties, including an act of God, war, civil commotion, terrorist act, labor strike or lock-out, epidemic, failure or default of public utilities or common carriers, destruction of production facilities or materials by fire, earthquake, storm or like catastrophe, and failure of plant or machinery (provided that such failure could not have been prevented by the exercise of skill, diligence, and prudence that would be reasonably and ordinarily expected from a skilled and experienced person engaged in the same type of undertaking under the same or similar circumstances). Notwithstanding the foregoing, a Party shall not be excused from making payments owed hereunder because of a force majeure affecting such Party. If a force majeure persists for more than [* * *], then the Parties shall discuss in good faith the modification of the Parties’ obligations under this Agreement in order to mitigate the delays caused by such force majeure.

15.3 Notices. Any notice required or permitted to be given under this Agreement shall be in writing, shall specifically refer to this Agreement, and shall be addressed to the appropriate Party at the address specified below or such other address as may be specified by such Party in writing in accordance with this Section 15.3, and shall be deemed to have been given for all purposes (a) when received, if hand-delivered or sent by confirmed facsimile or a reputable courier service, or (b) five (5) business days after mailing, if mailed by first class certified or registered airmail, postage prepaid, return receipt requested.

If to Catalyst:	Catalyst Biosciences, Inc.
260 Littlefield Avenue,
South San Francisco, CA 94080
Attn: Nassim Usman, Ph.D., Chief Executive Officer

With a copy to (which shall not constitute notice):

Morrison & Foerster LLP
2000 Pennsylvania Avenue, NW Suite 6000
Washington, DC 20006-1888, USA
Attn: Stephen Thau

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

If to ISU:	ISU Abxis.

Pangyo Global R&D Center, C-5th Bldg.
22 Daewangpangyo-ro, 712 Beon-gil
Bundang-gu, Seungnam-si,
463-400, Korea
Attn. : Dr. June Young Park
(and her successor)

With a copy to (which shall not constitute notice):

15.4 No Strict Construction; Headings. This Agreement has been prepared jointly by the Parties and shall not be strictly construed against either Party. Ambiguities, if any, in this Agreement shall not be construed against any Party, irrespective of which Party may be deemed to have authored the ambiguous provision. The headings of each Article and Section in this Agreement have been inserted for convenience of reference only and are not intended to limit or expand on the meaning of the language contained in the particular Article or Section. Except where the context otherwise requires, the use of any gender shall be applicable to all genders, and the word “or” is used in the inclusive sense (and/or). The term “including” as used herein means including, without limiting the generality of any description preceding such term.

15.5 Assignment. Neither Party may assign this Agreement without the prior written consent of the other Party, such consent not to be unreasonably withheld, except that either Party may assign this Agreement without the prior consent of the other Party: (a) to a Third Party successor to all or substantially all of its stock or assets relating to the Product (an “Acquiror”), whether in connection with a merger, consolidation or sale of assets or other transaction; or (b) to its Affiliate. Any permitted assignment shall be binding on the successors of the assigning Party. Any successor or assignee of rights and/or obligations permitted hereunder shall, in writing to the other Party, expressly assume performance of such rights and/or obligations. [* * *]. Any attempted or purported assignment in violation of this Section 15.5 shall be null and void.

15.6 Performance by Affiliates. Each Party may discharge any obligations and exercise any right hereunder through any of its Affiliates. Each Party hereby guarantees the performance by its Affiliates of such Party’s obligations under this Agreement, and shall cause its Affiliates to comply with the provisions of this Agreement in connection with such performance. Any breach by a Party’s Affiliate of any of such Party’s obligations under this Agreement shall be deemed a breach by such Party, and the other Party may proceed directly against such Party without any obligation to first proceed against such Party’s Affiliate.

15.7 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

15.8 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement. The remainder of this Agreement shall remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either Party. In such event, the Parties shall negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the Parties’ intent in entering into this Agreement.

15.9 No Waiver. No provision of this Agreement can be waived except by the express written consent of the Party waiving compliance. Except as specifically provided for herein, the waiver from time to time by either Party of any of its rights or its failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such Party’s rights or remedies provided in this Agreement.

15.10 Independent Contractors. For all purposes under this Agreement, ISU and Catalyst are independent contractors with respect to each other, and shall not be deemed to be an employee, agent, partner or legal representative of the other Party. This Agreement does not grant any Party or its employees, consultants or agents any authority (express or implied) to do any of the following without the prior express written consent of the other Party: create or assume any obligation; enter into any agreement; make any representation or warranty; serve or accept legal process on behalf of the other Party; settle any claim by or against the other Party; or bind or otherwise render the other liable in any way.

15.11 Governing Law. This Agreement shall be governed by the laws of the state of California, without regard to its choice of law provisions that would require the application of the laws of a different jurisdiction.

15.12 Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which shall be deemed an original but all of which together shall constitute the same legal instrument.

[Signature page follows]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties have executed this Agreement by their duly authorized officers as of the Effective Date.

ISU ABXIS	CATALYST BIOSCIENCES

By:	By:
Name: Mr. Seung Ho Lyu	Name: Nassim Usman, Ph.D.
Title: CEO and President	Title: Chief Executive Officer

Signature Page to License Agreement

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

LIST OF SCHEDULES:

Schedule 1.5	Catalyst Patent Rights

Schedule 1.11	Compounds

Schedule 1.13	Confirmation Testing Specifications

Schedule 1.19	Development Plan

Schedule 1.33	ISU Patent Rights

Schedule 1.51	Phase I Study Design

Schedule 4.1	Materials and Information from Catalyst to ISU

Schedule 12.4	Joint Press Release

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.5

Catalyst Patent Rights

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.11

Compound

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.13

Confirmation Testing Specifications

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.19

Development Plan

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.33

ISU Patent Rights

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 1.51

Phase 1 Study Design

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 4.1

Materials and Information from Catalyst to ISU

[* * *]

Confidential treatment has been sought for portions of this Agreement. The copy filed herewith omits the information subject to the confidential treatment request. Omissions are designated as * * *. A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

Schedule 12.4

Joint Press Release

[to be agreed upon by the Parties within 30 days of the effective date]